Exhibit 23.2

[Letterhead of Wolf & Company, P.C.]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Amendment No. 1 to the Registration Statement No. 333-132582 on Form S-1 filed with the Securities and Exchange Commission of our report dated February 17, 2006, on the financial statements of Newport Federal Savings Bank as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, appearing in the Prospectus, which is a part of this Registration Statement on Form S-1. We further consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Wolf Company, P.C.

Boston, Massachusetts May 2, 2006